NEWS RELEASE	701 Ninth Street NW Washington, DC 20068 Media Relations: 202-872-2680 www.pepcoholdings.com NYSE: POM
For Immediate Release February 11, 2003	Media Contact: Robert Dobkin (202) 872-2680 Investor Relations: Ernie Bourscheid (202) 872-2797
Pepco Holdings Reports 2002 Earnings Conference Call Scheduled

          Pepco Holdings, Inc. (NYSE: POM) today announced 2002 consolidated earnings of $210.5 million, or $1.61 per share, on operating revenue of $4.3 billion. Excluding the unfavorable impact of $17.5 million, or $.13 per share, resulting primarily from severance costs, earnings per share were $1.74.

          "These results reflect strong performances from our core regulated delivery businesses, Pepco and Conectiv Power Delivery," reported Andrew Williams, PHI Chief Financial Officer. "Going forward these businesses are expected to provide over 70% of our earnings. Concurrently our unregulated energy-related businesses have shown improving year to year performance providing added value to our shareholders," Williams stated.

          In 2001, Potomac Electric Power Company (Pepco) reported consolidated earnings of $163.4 million, or $1.51 per share, on operating revenue of $2.4 billion. Excluding the unfavorable impact of $35.0 million, or 32 cents per share, resulting primarily from subsidiary aircraft and investment write-downs, earnings per share were $1.83.

          PHI was formed in Feb. 2001 to effect Pepco's acquisition of Conectiv, which occurred on Aug. 1, 2002. The 2002 year-end financial results include Pepco and its pre-merger subsidiaries for a full 12 months consolidated with results from Conectiv and its subsidiaries for the five post merger months of Aug. through Dec. 2002. Comparisons to year-end and fourth-quarter 2001 are not meaningful since under purchase accounting rules, Conectiv's results of operations are not included in these periods.

          PHI's consolidated earnings for the quarter ended Dec. 31, 2002, were $26.3 million, or 16 cents per share, on operating revenue of $1.6 billion. Earnings per share, excluding the unfavorable impact of $13.8 million, or 8 cents per share, resulting primarily from severance costs, were 24 cents per share. For the fourth-quarter 2001, Pepco and its pre-merger subsidiaries reported consolidated losses of $17.2 million, or a loss of 16 cents per share, on operating revenue of $481.9 million. Earnings per share, excluding the unfavorable impact of $44.6 million, or 42 cents per share, resulting primarily from subsidiary aircraft and investment write-downs, were 26 cents.

OTHER INFORMATION
Conference Call for Investors

          Pepco Holdings will host a conference call to discuss fourth-quarter results on Wednesday, February 12, 2003 at 9 a.m. EST. Individual investors, members of the news media and other interested parties may access the conference call "live" on the Internet at http://www.pepcoholdings.com or by telephone at (212) 896-6167. A taped replay of the conference call will be available at 11 a.m. EST and will remain available through 11 a.m. on Wednesday, February 19, 2003. To hear it, call (800) 633-8284 or (402) 977-9140 and enter access code 21094935. An audio archive also will be available on the Pepco Holdings Web site.

Pepco Holdings, Inc. is a diversified energy company with headquarters in Washington, D.C. Its principal operations consist of Pepco and Conectiv Power Delivery, which deliver 50,000 gigawatt-hours of power to more than 1.8 million customers in Washington, Delaware, Maryland, New Jersey and Virginia. PHI engages in regulated utility operations by delivering electricity and natural gas, and provides competitive energy and energy products and services to residential and commercial customers.

__________________________

Forward-Looking Statements: Except for historical statements and discussions, the statements in this news release constitute "forward-looking statements" within the meaning of federal securities law. These statements contain management's beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company's control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and financing conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco Holdings disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of Pepco Holdings.

Attachments Containing Earnings Per Share Detail, Consolidated Quarterly and Year-End Results, and Selected Financial Information Follow
ABOUT PEPCO HOLDINGS

          Pepco Holdings, Inc. (NYSE:POM) is a registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA) that was formed for the purpose of effecting Potomac Electric Power Company's (Pepco) acquisition of Conectiv. In accordance with the terms of the merger agreement, upon the consummation of the merger on August 1, 2002, Pepco and Conectiv became wholly owned subsidiaries of Pepco Holdings. Pepco Holdings manages its operations as follows: Power Delivery consists of the operations of Pepco, Delmarva Power and Light (DPL), and Atlantic City Electric Company (ACE). The operations of DPL and ACE are collectively referred to as "Conectiv Power Delivery." Pepco is engaged in the transmission and distribution of electricity in the Washington D.C. metropolitan area. Conectiv Power Delivery is engaged in the transmission and distribution of electricity in Delaware and portions of Maryland, New Jersey, and Virginia, and gas distribution in northern Delaware. Competitive Energy consists of the non-regulated operations of Conectiv Energy and Pepco Energy Services, Inc. (Pepco Energy Services). Conectiv Energy is principally engaged in electricity production, energy-risk management, and marketing. Pepco Energy Services provides integrated energy management solutions to commercial, industrial, and governmental customers and offers electricity and gas to residential and commercial customers in the Mid-Atlantic region. Other Non-Regulated primarily consists of the operations of Potomac Capital Investment Corporation (PCI) and Pepco Communications, Inc. (Pepcom). PCI focuses on energy related financial investments and strategic operating businesses. Pepcom manages a 50% interest in Starpower Communications, LLC, a joint venture with RCN Corporation, which provides cable and telecommunications services to households in the Washington D.C. area.

EARNINGS PER SHARE DETAIL
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002 (a)	2001	2002 (b)	2001
Basic and Diluted Earnings Per Share
Power Delivery
Pepco	$.07	$.21	$1.04	$1.68
Conectiv Power Delivery	.15	-	.35	-
Total Power Delivery	.22	.21	1.39	1.68
Competitive Energy
Conectiv Energy	.05	-	.23	-
Pepco Energy Services	.01	.02	.05	.09
Total Competitive Energy	.06	.02	.28	.09
Other Non-Regulated
PCI	.06	(.31)	.26	(.19)
Pepcom	(.01)	(.06)	(.04)	(.14)
Total Other Non-Regulated	.05	(.37)	.22	(.33)

Corporate and Other (c)	(.17)	(.02)	(.28)	.07

Pepco Holdings Consolidated Earnings Per Share	$.16	$(.16)	$1.61	$1.51 (d)

Average Common Shares Outstanding
Basic	164,854,000	107,375,000	131,083,000	108,515,000
Diluted	164,854,000	107,375,000	131,083,000	108,798,000

(a)

The earnings per share amounts presented for the three months ended December 31, 2002 include the operating results of each entity for the entire quarter. The 2001 amounts reflect only the operations of Pepco and its pre-merger subsidiaries (PCI and Pepco Energy Services), as previously reported by Pepco, and therefore the amounts between quarters are not comparable.

(b)

The earnings per share amounts presented for the twelve months ended December 31, 2002 include Pepco and its pre-merger subsidiaries results for the entire year, consolidated with Conectiv and its subsidiaries results commencing on August 1, 2002, the date the merger was consummated. The 2001 amounts reflect only the operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco, and therefore the amounts between years are not comparable.

(c)

"Corporate and Other" for 2002 primarily includes the unfavorable impact of $(.08) per share for the quarter and $(.13) year to date primarily related to severance costs. For 2002, this line item also includes Pepco Holdings' (parent company) capital costs, such as acquisition financing costs as well as depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002.

"Corporate and Other" for the 2001 quarter includes the unfavorable impact of $(.01) per share for severance costs and $(.01) per share for an adjustment to Pepco's previously recorded 2001 divestiture gain. This line item for the year to date 2001 includes the favorable impact of Pepco's net gain on its divestiture of $.09 partially offset by the unfavorable impact of $(.02) per share for severance costs.

(d)	Diluted earnings per share were $1.50 for the twelve months ended December 31, 2001.

CONSOLIDATED YEAR END RESULTS

          Pepco Holdings today reported consolidated earnings for the year ended December 31, 2002, of $210.5 million, or $1.61 per share. Earnings per share, excluding the unfavorable impact of $17.5 million, or $.13 per share, resulting primarily from severance costs, were $1.74 per share. Comparisons to year-ended 2001 are not meaningful since under purchase accounting rules, Conectiv's results of operations are not included in this period. Pepco and its pre-merger subsidiaries reported consolidated earnings for year-ended 2001 of $1.51 per share. Year end 2001 earnings per share, excluding the unfavorable impact of $35.0 million, or 32 cents per share, resulting primarily from subsidiary aircraft and investment write-downs, were $1.83.

          Earnings per share for 2002 were impacted by the increase in the average number of Pepco Holdings common shares outstanding (108,515,000 shares to 131,083,000 shares) as a result of shares issued to acquire Conectiv.

Power Delivery Results

          The power delivery segment earned $182.7 million for the year ended December 31, 2002 compared with $189.2 million during 2001. The 2002 power delivery segment results include the addition of $46.4 million of earnings for Conectiv Power Delivery for the five month period August 1 through December 31, 2002 as a result of the acquisition of Conectiv by Pepco, and reflect a reduction in Pepco's earnings of $52.9 million, from $189.2 million in 2001 to $136.3 million in 2002. The significant factors contributing to 2001 and 2002 after tax earnings are as follows:

•	Pepco's 2001 results include $9.9 million in after-tax gains from the divestiture of generation assets.
•

The 2002 results reflect a reduction from 2001 of $25.7 million in investment income, after tax, from the divestiture proceeds and a gain of $14.3 million in interest expense savings, after tax. This reflects the fact that Pepco used the divestiture proceeds in 2002 to pay income taxes, reduce long-term debt and partially fund the acquisition of Conectiv.

•

The 2002 results reflect a decrease in Pepco's earnings, compared with 2001, of $17.0 million from additional customer migration to non-regulated energy suppliers, including Pepco Energy Services. Customer migration has levelized at approximately 40% since the second quarter 2002.

•

Pepco's delivered kilowatt-hour sales increased approximately 4% in 2002 compared with 2001, due to more favorable weather conditions and growth (heating degree days increased approximately 4% and cooling degrees days increased approximately 31%); Conectiv Power Delivery's kilowatt-hour sales increased approximately 4% (cooling degree days increased approximately 21%), and its dekatherm sales increased approximately 1% in 2002 compared with 2001, which were also favorably impacted by weather conditions and growth.

•

Pepco's 2002 results were negatively impacted by an increase of $16.3 million in operating expenses, including an increase of $4.4 million in pension and other post employment benefit (OPEB) expenses. These pension and OPEB expense increases were due to the fact that pension assets did not achieve the level of returns assumed for the year.

Competitive Energy Results

          The competitive energy segment earned $37.3 million for the year ended December 31, 2002 compared with $10.3 million in 2001. The 2002 competitive energy segment results include the addition of $30.5 million of earnings for Conectiv Energy for the five month period August 1 through December 31, 2002 as a result of the acquisition of Conectiv by Pepco, and reflect a $3.5 million reduction in Pepco Energy Services' earnings.

          The decrease in Pepco Energy Services' earnings results primarily from lower than expected earnings from its power plants and a slow down in the signing of energy efficiency projects related to overall economic conditions, partially offset by additional retail sales in electricity and natural gas. Pepco Energy Services continued to add customers in the competitive retail electricity and natural gas markets, ending the year with approximately 105,000 customers.

          On a calendar year basis, Conectiv Energy's 2002 operations reflect favorable results from existing requirements sales agreements, hedging activities and wholesale marketing activities, partially offset by ongoing lower wholesale energy and capacity prices.

Other Non-Regulated

          The other non-regulated segment earned $29.0 million for the year ended December 31, 2002 compared with a loss of $36.1 million during 2001. The 2002 results reflect increased income of Potomac Capital Investment Corporation (PCI) from new energy leveraged lease investments. The 2001 results reflect a $42.6 million after tax write-down of the value of aircraft holdings and investments of PCI. In addition, Pepcom earnings reflect a loss of $4.8 million in 2002 compared with a loss of $15.4 million in 2001. The improvement in Pepcom earnings primarily resulted from improved margins, reduced selling, general and administrative expenses, and the favorable impact of the termination of the requirement to amortize goodwill.

CONSOLIDATED QUARTERLY RESULTS

          Pepco Holdings today reported consolidated earnings for the three months ended December 31, 2002, of $26.3 million, or 16 cents per share. Earnings per share, excluding the unfavorable impact of $13.8 million, or 8 cents per share, resulting primarily from severance costs, were 24 cents per share. Comparisons to fourth-quarter 2001 are not meaningful since under purchase accounting rules, Conectiv's results of operations are not included in this period. Pepco and its pre-merger subsidiaries reported consolidated losses of $17.2 million, or 16 cents per share, for the fourth quarter 2001. Fourth quarter 2001 earnings per share, excluding the unfavorable impact of $44.6 million, or 42 cents per share, resulting primarily from subsidiary aircraft and investment write-downs, were 26 cents.

          Earnings per share for 2002 were impacted by the increase in the average number of Pepco Holdings common shares outstanding (107,375,000 shares to 164,854,000 shares) as a result of shares issued to acquire Conectiv.

Power Delivery Results

          The power delivery segment earned $35.9 million for the fourth quarter of 2002 compared with $20.8 million during the 2001 quarter. Fourth quarter 2002 power delivery segment results include the addition of $25.0 million of earnings for Conectiv Power Delivery as a result of the acquisition of Conectiv by Pepco, and reflect a reduction in Pepco's earnings of $9.9 million, from $20.8 million in 2001 to $10.9 million in 2002. The significant factors contributing to fourth quarter 2001 and fourth quarter 2002 after tax earnings are as follows:

•

The fourth quarter 2002 results reflect a decrease in Pepco's earnings of $1.8 million from additional customer migration over 2001 levels to non-regulated energy suppliers, including Pepco Energy Services.

•

Pepco's delivered kilowatt-hour sales increased approximately 7% in the fourth quarter 2002 compared with 2001, due to more favorable weather conditions and growth (heating degrees days increased approximately 43%); Conectiv Power Delivery's kilowatt-hour sales increased approximately 5% (heating degree days increased approximately 32%), and its dekatherm sales increased approximately 27% in the fourth quarter 2002 compared with 2001, which were also favorably impacted by weather conditions and growth.

•

Pepco's fourth quarter 2002 results were negatively impacted by an increase of $8.4 million in operating expenses, including an increase of $1.6 million in pension and OPEB expenses. These pension and OPEB expense increases were due to the fact that pension assets did not achieve the level of returns assumed for the year.

Competitive Energy Results

          The competitive energy segment earned $10.6 million for the fourth quarter 2002 compared with $2.1 million in 2001. The fourth quarter 2002 competitive energy segment results include the addition of $8.2 million of earnings for Conectiv Energy as a result of the acquisition of Conectiv by Pepco, and reflect an increase in Pepco Energy Services' earnings of $.3 million.

Other Non-Regulated Results

          The other non-regulated segment earned $8.1 million for the fourth quarter 2002 compared with a loss of $40.1 million during 2001. The fourth quarter 2002 results reflect increased income of Potomac Capital Investment Corporation (PCI) from new energy leveraged lease investments. The 2001 results reflect a $42.6 million after tax write-down of the value of aircraft and investments of PCI. In addition, Pepcom earnings reflect a loss of $1.1 million in the fourth quarter 2002 compared with a loss of $6.2 million in 2001. The improvement in Pepcom earnings primarily resulted from reduced expenses and the favorable impact of the termination of the requirement to amortize goodwill.

SELECTED FINANCIAL INFORMATION UNAUDITED CONDENSED STATEMENTS OF EARNINGS
	Three Months Ended December 31, 2002 (a) (In Millions)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv	Pepco Energy Services	Total	Other Non- Regulated	(b) Corporate & Other	PHI Consolidated
Operating Revenue	$310.3	$540.6	$850.9	$657.2	$259.7	$916.9	$36.5	$(196.8)	$1,607.5
Operating Expense	270.8	483.0	753.8	641.1	254.6	895.7	13.6	(178.4)	1,484.7
Operating Income	39.5	57.6	97.1	16.1	5.1	21.2	22.9	(18.4)	122.8
Net Income	10.9	25.0	35.9	8.2	2.4	10.6	8.1	(28.3)	26.3

	Three Months Ended December 31, 2001 (a) (In Millions)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv	Pepco Energy Services	Total	Other Non- Regulated	(b) Corporate & Other	PHI Consolidated
Operating Revenue	$310.6(c)	-	$310.6(c)	-	$140.9	$140.9	$33.0	$(2.6)	$481.9(c)
Operating Expense	267.7(d)	-	267.7(d)	-	140.0	140.0	84.2(f)	(2.6)	489.3(d)(f)
Operating Income	42.9	-	42.9	-	.9	.9	(51.2)	-	(7.4)
Net Income	20.8(e)	-	20.8(e)	-	2.1	2.1	(40.1) (g)	-	(17.2)(e)(g)

(a)

The unaudited condensed statements of earnings for the three months ended December 31, 2002 include the operating results of each entity for the entire quarter. The 2001 operating amounts reflect only the operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco, and therefore the amounts between quarters are not comparable.

(b)

For 2002, "Corporate & Other" includes primarily severance expenses, as well as unallocated Pepco Holdings (parent company) capital costs, such as acquisition financing costs as well as depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Intercompany revenues and expenses are also included in this line item. For 2001, this line item represents the elimination of intercompany rent paid by Pepco to PCI for Pepco's lease of office space in PCI's office building.

(c)	Includes $2.5 million (pre-tax) related to an unfavorable adjustment to the previously recorded divestiture gain.
(d)	Includes $1.0 million (pre-tax) in severance costs.
(e)	Includes $1.5 million (after-tax) related to the unfavorable divestiture adjustment and $.6 million (after-tax) from severance costs.
(f)	Includes $65.5 million (pre-tax) PCI aircraft and investment write-downs.
(g)	Includes $42.6 million (after-tax) PCI aircraft and investment write-downs.

SELECTED FINANCIAL INFORMATION UNAUDITED CONDENSED STATEMENTS OF EARNINGS
	Twelve Months Ended December 31, 2002 (a) (In Millions)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv	Pepco Energy Services	Total	Other Non- Regulated	(b) Corporate & Other	PHI Consolidated
Operating Revenue	$1,533.9	$997.3	$2,531.2	$1,214.3	$827.5	$2,041.8	$115.5	$(364.0)	$4,324.5
Operating Expense	1,219.7	890.5	2,110.2	1,157.6	815.9	1,973.5	43.4	(348.2)	3,778.9
Operating Income	314.2	106.8	421.0	56.7	11.6	68.3	72.1	(15.8)	545.6
Net Income	136.3	46.4	182.7	30.5	6.8	37.3	29.0	(38.5)	210.5

	Twelve Months Ended December 31, 2001 (a) (In Millions)
	Power Delivery			Competitive Energy
	Pepco	Conectiv	Total	Conectiv	Pepco Energy Services	Total	Other Non- Regulated	(b) Corporate & Other	PHI Consolidated
Operating Revenue	$1,752.8(c)	-	$1,752.8(c)	-	$541.5	$541.5	$112.2	$(6.0)	$2,400.5(c)
Operating Expense	1,369.7(d)	-	1,369.7(d)	-	524.1	524.1	146.3(f)	(6.0)	2,034.1(d)(f)
Operating Income	383.1	-	383.1	-	17.4	17.4	(34.1)	-	366.4
Net Income	189.2(e)	-	189.2(e)	-	10.3	10.3	(36.1)(g)	-	163.4(e)(g)

(a)

The unaudited condensed statements of earnings for the twelve months ended December 31, 2002 above include Pepco and its pre-merger subsidiaries (PCI and Pepco Energy Services) results for the entire year, consolidated with Conectiv and its subsidiaries results starting on August 1, 2002. The 2001 operating amounts reflect only the operations of Pepco and its pre-merger subsidiaries, as previously reported by Pepco, and therefore the amounts between years are not comparable.

(b)

For 2002, "Corporate & Other" includes primarily severance expenses, as well as unallocated Pepco Holdings (parent company) capital costs, such as acquisition financing costs as well as depreciation and amortization related to purchase accounting adjustments for the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Intercompany revenues and expenses are also included in this line item. For 2001, this line item represents the elimination of intercompany rent paid by Pepco to PCI for Pepco's lease of office space in PCI's office building.

(c)	Includes $29.3 million gain (pre-tax) on Pepco's divestiture of its interest in Conemaugh.
(d)	Includes $4.7 million (pre-tax) in severance costs.
(e)	Includes $9.9 million (after-tax) from the net gain on divestiture transaction and $2.8 million (after-tax) in severance costs.
(f)	Includes $65.5 million (pre-tax) PCI aircraft and investment write-downs.
(g)	Includes $42.6 million (after-tax) PCI aircraft and investment write-downs.

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